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                                                                   EXHIBIT 11(b)


                       [DORSEY & WHITNEY LLP LETTERHEAD]
                                  June 9, 1999


Vedder, Price, Kaufman & Kammholz
222 North LaSalle Street
Chicago, Illinois 60601

          Re:  Nuveen Premium Income Municipal Fund 4, Inc.
               Shares to be Issued Pursuant to Agreement and Plan of Reorganization and Liquidation

Ladies and Gentleman:

          We have acted as special Minnesota counsel to Nuveen Premium Income Municipal Fund 4, Inc., a Minnesota corporation (the "Fund"), in connection with
the Fund's authorization and proposed issuance of up to               of its
common shares, par value $.01 per share (the "Common Shares"), and of 760 shares of its Municipal Auction Rate Cumulative Preferred Stock, Series TH ("Series TH Preferred") or 760 shares of its Municipal Auction Rate Cumulative Preferred Stock, Series TH2 ("Series TH2 Preferred"). The Fund has advised us that as provided in the Joint Proxy Statement--Prospectus included in the Fund's Registration Statement on Form N-14 (File No. 333-77717) filed with the Securities and Exchange Commission (the "Registration Statement"), the Fund will issue shares of Series TH Preferred if shareholders approve an amendment (the "Amendment") to the Fund's current Statement Establishing and Fixing the Rights and Preferences of Municipal Auction Rate Cumulative Preferred Stock relating to the Series TH1 Preferred and certain other series, as previously amended (the "Series TH1 Statement") to authorize the issuance of an aggregate of up to 10,000 shares of Series TH Preferred at the Fund's annual meeting of shareholders to be held on July 28, 1999. The Fund also has advised us that if shareholders do not approve the Amendment, the Fund will issue shares of Series TH2 Preferred pursuant to an additional statement establishing the rights and preferences of Series TH2 Preferred (the "Series TH2 Statement"). The Series TH Preferred of TH2 Preferred (collectively, the "MuniPreferred") each has a par value of $.01 per share and a liquidation preference of $25,000 per share. The Common Shares and the MuniPreferred(R) are referred to herein collectively as the "Shares." The Shares are to be issued pursuant to an Agreement and plan of Reorginization and Liquidation dated as of February 2, 1999 (the "Agreement"), by and between the Fund and Nuveen Washington Premium Income Municipal Fund, a Massachusetts business trust, the form of which Agreement is included as Annex A to the Joint Proxy Statement--Prospectus included in the Registration Statement.
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                              DORSEY & WHITNEY LLP

Vedeer, Price, Kaufman & Kammholz
June 9, 1999
Page 2

          In rendering the opinions hereinafter expressed, we have reviewed certifications of an officer of the Fund concerning the corporate proceedings taken by the Fund in connection with the authorization and issuance of the Shares, and we have reviewed such questions of law and examined certificates of public officials and such other documents as we have deemed necessary as a basis for such opinions. As to the various matters of fact material to such opinions, we have, when such facts were not independently established, relied to the extent we deem proper on certificates of public officials and of responsible officers of the Fund. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals; that all signatures are genuine; and that the Agreement will have been duly and validly executed and delivered on behalf of each of the parties thereto.

          Based on the forgoing, it is our opinion that:

          1. The Fund is validly existing as a corporation in good standing under the laws of the State of Minnesota.

          2. The Shares, when issued and delivered by the Fund pursuant to, and upon satisfaction of the conditions contained in, the Agreement and, in the case of the MuniPreferred(R), upon the approval by shareholders and filing of the Amendment with the Secretary of State of Minnesota pursuant to Minn. Stat.
Section 302A.139 (in the case of Series TH Preferred) or the filing of the Series TH2 Statement with the Secretary of State of Minnesota pursuant to Minn. Stat. Section 302A.401 subd. 3(b) (in the case of Series TH2 Preferred), will be legally issued and fully paid and non-assessable; and the issuance of the Shares is not subject to preemptive rights.

          In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the State of Minnesota. You and the Fund are hereby authorized to rely on the foregoing opinions in rendering your opinion to the Fund to be filed as Exhibit 11.1 to the Registration Statement. Except as aforesaid, the foregoing opinions are not to be relied upon by any other person without our prior written authorization.

          We hereby consent to the filing of this opinion as Exhibit 11.2 to the Registration Statement and to the reference to this firm under the caption "Legal Opinions" in the Fund's final Joint Proxy Statement--Prospectus relating to the Shares included in the Registration Statement.

                                        Very truly yours,



JDA/cmq